Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 19, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.087123 per unit, payable on July 16, 2012, to unit holders of record on June 29, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month as the result of payment of two months of lease operating expenses and increased capital expenditures due to the two workover completions on the Waddell Ranch. Volumes of both oil and gas appear to be decreased, but due to the allocation calculations in the net profits formula, the current production of both oil and gas are reduced to essentially pay for the increased capital expenditures. Volumes for the underlying properties were level with previous month’s production. This would primarily reflect production for the month of April for oil and the month of March for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 39,764 bbls and 105,969 Mcf. The average price for oil was $96.65 per bbl and for gas was $5.55 per Mcf. Capital expenditures were approximately $2,259,945. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	39,764	105,969	$96.65	$5.55	**

Prior Month	56,550	210,547	$100.70	$5.99	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085